Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

April 5, 2005

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799

Re: Registration Statement No. 333-123300 $1,000,000,000 Aggregate Principal Amount of 4.00% Senior Notes due 2009 and $1,000,000,000 Aggregate Principal Amount of 4.85% Senior Notes due 2014

Ladies and Gentlemen:

          We have acted as special counsel to Amgen Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $1,000,000,000 aggregate principal amount of 4.00% Senior Notes due 2009 and up to $1,000,000,000 aggregate principal amount of 4.85% Senior Notes due 2014 (the “Securities”), under the Indenture, dated as of August 4, 2003 (the “Indenture”), between the Company and JPMorgan Chase Bank, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2005 (File No. 333-123300), as amended by Amendment No. 1 filed with the Commission on April 5, 2005 (together, the “Registration Statement”) and a prospectus dated April 5, 2005 (the “Prospectus”). The Company is issuing the Securities pursuant to an exchange offer in which the Company is offering to exchange the Securities for all of its outstanding 4.00% Senior Notes due 2009 and outstanding 4.85% Senior Notes due 2014 (the “Old Securities”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Securities.

          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

          We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Indenture and in exchange for the Old Securities as contemplated by the Registration Statement and Prospectus, the Securities will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company, enforceable against it in accordance with their terms.

          The opinion rendered above relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 4.4 of the Indenture; (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; or (iii) any provision permitting, upon acceleration of the Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

          With your consent, we have assumed (a) that the Indenture has been executed and delivered by, and constitutes a legally valid and binding obligation of, the Company, enforceable against it in accordance with its terms, (b) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, and (c) that the status of the Indenture and the Securities as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

          This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP